News Release

For Immediate Release:	For More Information,
January 25, 2007	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced fourth quarter net income today of $5,144,000, or $0.36 per diluted share, for the three months ended December 31, 2006 compared to net income of $7,413,000, or $0.52 per diluted share, for the fourth quarter of 2005. As discussed below, the earnings for the fourth quarter of 2005 were positively impacted by the partial reversal of a tax loss accrual that had been recorded earlier in the year. The reversal amounted to $1,982,000, or $0.14 per diluted share.

Net income for the year ended December 31, 2006 amounted to $19,302,000, or $1.34 per diluted share, compared to net income of $16,090,000, or $1.12 per diluted share, reported for 2005. Results for 2006 include the write-off loss during the second and third quarters of a merchant credit card receivable amounting to $1,900,000, which had an after-tax impact of $1,149,000, or $0.08 per diluted share, on the Company’s earnings for 2006. Results for 2005 include a loss accrual related to income tax exposure amounting to $4,338,000, or $0.30 per diluted share. The tax loss accrual was originally recorded for $6,320,000 in the third quarter of 2005. This was reduced by $1,982,000 to $4,338,000 in the fourth quarter of 2005 as the result of a reduction in the estimate of the expected loss. The reduced loss estimate was the result of the Company’s decision to participate in a settlement initiative offered by the North Carolina Department of Revenue that offered companies the opportunity to settle certain disputed tax matters with reduced penalties.

The Company experienced strong balance sheet growth in 2006. Total assets at December 31, 2006 amounted to $2.14 billion, 18.6% higher than a year earlier. Total loans at December 31, 2006 amounted to $1.74 billion, an increase of $258 million, or 17.4%, from a year earlier. Total deposits amounted to $1.70 billion at December 31, 2006, an increase of $201 million, or 13.5%, from a year earlier. Virtually all of the loan growth was internally-generated, whereas approximately $44 million of the deposit growth was the result of two branch acquisitions that were completed in the third quarter of 2006. Total shareholders’ equity amounted to $162.7 million at December 31, 2006, a 4.5% increase from a year earlier. Shareholders’ equity was negatively impacted at December 31, 2006 upon the Company’s adoption of new pension plan accounting rules (FASB Statement 158) that resulted in an increase in pension liabilities of $6.0 million, an increase in assets (primarily deferred tax assets) in the amount of $2.2 million, and a reduction to shareholders’ equity of $3.8 million.

The growth in loans and deposits was the primary reason for increases in the Company’s net interest income when comparing the three and twelve month periods in 2006 to the comparable periods of 2005. Net interest income for the fourth quarter of 2006 amounted to $19.2 million, a 7.0% increase over the $17.9 million recorded in the fourth quarter of 2005. Net interest income for the twelve months ended December 31, 2006 amounted to $74.5 million, an 8.7% increase over the $68.6 million recorded in the same twelve month period in 2005.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by declines in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets). The Company’s net interest margin for the fourth quarter of 2006 was 4.04% compared to 4.37% for the fourth quarter of 2005. The Company’s net interest margin for the twelve months ended December 31, 2006 was 4.18% compared to 4.33% for the twelve months ended December 31, 2005. The 4.04% net interest margin realized in the fourth quarter of 2006 was an eight basis point decrease from the third quarter net interest margin of 4.12%. The compressing margin is primarily due to deposit rates paid by the Company rising by more than loan and investment yields, which is associated with the flat interest rate yield curve currently prevailing in the marketplace. The Company has also been negatively impacted by customers shifting their funds from low cost deposits to higher cost deposits as rates have risen.

The Company’s provision for loan losses amounted to $1,293,000 in the fourth quarter of 2006, an increase of 39.8% over the $925,000 recorded in the fourth quarter of 2005. The provision for loan losses for the twelve months ended December 31, 2006 was $4,923,000, an increase of 61.9% over the $3,040,000 recorded in 2005. The higher loss provisions are primarily the result of higher loan growth realized in 2006 compared to 2005, and to a lesser extent an increase in the level of the Company’s nonperforming assets. Net internal loan growth was $44 million in the fourth quarter of 2006 compared to $36 million in the fourth quarter of 2005, while net internal loan growth was $252 million for the twelve months ended December 31, 2006 compared to $116 million for 2005.

The Company’s ratio of annualized net charge-offs to average loans was 19 basis points in the fourth quarter of 2006 compared to 29 basis points in the fourth quarter of 2005. For the fiscal year, the net charge-off ratio was 11 basis points in 2006 compared to 14 basis points in 2005. The Company’s level of nonperforming assets amounted to $8.4 million at December 31, 2006 compared to $3.1 million at December 31, 2005. This increase was primarily the result of the December 31, 2005 level of nonperforming assets being unusually low. The low level of nonperforming assets was the result of several of the Company's largest nonaccrual loan relationships being reduced to zero in the fourth quarter of 2005, either as a result of cash received or the loan being charged-off. This resulted in the amount of the Company's nonperforming loans at December 31, 2005 reaching its lowest level in over five years. In 2006, the Company experienced more typical activity within its nonaccrual loan category, and the amount of nonaccrual loans increased to a more normal level. The Company’s nonperforming assets to total assets ratio was 0.39% at December 31, 2006 compared to 0.17% at December 31, 2005. This ratio averaged 0.34% for each of the five year ends from 2000-2004.

Noninterest income amounted to $4,058,000 for the fourth quarter of 2006, a 6.7% increase from the $3,803,000 recorded in the fourth quarter of 2005. Noninterest income for the twelve months ended December 31, 2006 amounted to $14,310,000, a decrease of 4.6% from the $15,004,000 recorded in 2005. The decrease in the 2006 amount was caused by the write-off loss of a merchant credit card receivable. During the second quarter of 2006, the Company discovered that it had liability associated with a customer that sold furniture over the internet. The furniture store did not deliver furniture that its customers had ordered and paid for, and was unable to immediately refund their credit card purchases. As the furniture store’s credit card processor, the Company became contractually liable for the amounts that were required to be refunded. During the second quarter of 2006, the furniture store changed management, stated its intention to repay the Company for all funds advanced, and began making repayments to the Company. At June 30, 2006, the Company recorded a $230,000 loss to reserve for this situation. During the third quarter of 2006, the furniture store’s financial condition deteriorated significantly. Accordingly, the Company determined that it should fully reserve for the entire $1.9 million exposure associated with this situation, which resulted in recording an additional loss of $1,670,000. The owners of the furniture store continue to state their intent to repay the Company, but at this time their ability to do so is uncertain. During the third quarter of 2006, the Company completed a review of all merchant credit card customers and concluded that this situation appears to be an isolated event that is not likely to recur.

Noninterest expenses amounted to $13.9 million in the fourth quarter of 2006, a 13.9% increase over the $12.2 million recorded in the fourth quarter of 2005. Noninterest expenses for the twelve months ended December 31, 2006 amounted to $53.2 million, an 11.7% increase from the $47.6 million recorded in 2005. The increase in noninterest expenses is primarily attributable to costs associated with the Company’s overall growth in loans, deposits and branch network. Since January 1, 2005, the Company’s loans and deposits have increased by 27% and 22%, respectively, and the Company’s branch network has increased from 59 branches to 68 branches. Additionally, in accordance with the new accounting requirements regarding stock-based compensation (FASB Statement 123(R)) that were effective on January 1, 2006, the Company recorded stock option expense of $11,000 ($11,000 after-tax effect) and $325,000 ($247,000 after-tax effect) for the three and twelve month periods ended December 31, 2006, respectively. As permitted by previous accounting standards, no stock option expense was recorded by the Company in 2005, or any prior periods.

The Company’s effective tax rate was 36%-37% for each of the three and twelve month periods ended December 31, 2006. As discussed above, the Company’s income tax expense in 2005 was significantly impacted by a tax loss accrual recorded in the third quarter of 2005 and a partial reversal of this accrual recorded in the fourth quarter of 2005. For more detail on this matter, see the Company’s September 30, 2006 Form 10-Q and December 31, 2005 Form 10-K filed with the Securities and Exchange Commission.

Jerry L. Ocheltree, President and Chief Executive Officer of First Bancorp, commented on today’s reported results, “I am pleased to report the Company’s strong balance sheet growth in 2006. Although the interest rate environment and the merchant card loss negatively impacted this year’s earnings, I believe the strong loan and deposit growth we achieved will benefit us in future years.”

Mr. Ocheltree continued, “In 2006, we also made significant investments for the future. In the third quarter of 2006, the Company acquired two bank branches - one in Dublin, Virginia and one in Carthage, North Carolina. We also opened five de-novo branches in 2006, all in high growth markets - one in Mooresville, North Carolina and four in the southeastern coastal region of North Carolina.”

Mr. Ocheltree continued, “On December 31, 2006, our beloved President and Chief Executive Officer, Mr. James H. Garner, retired. Mr. Garner served this company and its customers faithfully for 37 years, and I believe his legacy has positioned the Company for a bright future. We already miss Jimmie, but wish him all the best in retirement. We are pleased that he has graciously agreed to be involved with the Company in 2007, serving as a consultant to ensure a smooth transition of responsibilities, assisting in special projects, and supporting employee and public relations efforts.”

Mr. Ocheltree also noted the following corporate developments:

•
On October 3, 2006, the Company converted its loan production office in Wilmington to a full-service bank branch at the Landfall Shopping Center. This branch was formerly a branch of Wachovia and is located at the corner of Eastwood Road and Old Military Cutoff Road.

•	On October 23, 2006, the Company opened a full-service bank branch in Shallotte located at 4501 Main Street at the Shallotte Shops shopping center across from Wal-Mart.

•	On November 7, 2006, the Company opened a full-service bank branch in Wilmington located at the Fulton Station Shopping Center on South College Road.

•	On November 11, 2006, the Company opened a full-service bank branch in Leland, North Carolina. This branch is located in the Logan Building at Waterford of the Carolinas.

•
On November 29, 2006, the Company announced a quarterly dividend of 19 cents per share payable on January 25, 2007 to shareholders of record on December 31, 2006. The current dividend rate is an increase of 5.6% over the dividend rate paid in the same period of 2005.

•	The Company made no stock repurchases during the fourth quarter of 2006. For the year ended December 31, 2006, the Company repurchased 53,000 shares at an average price of $20.97 per share.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 68 branch offices, with 61 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2006	2005	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$32,990	25,766
Interest on investment securities	1,650	1,419
Other interest income	630	555
Total interest income	35,270	27,740	27.1%
Interest expense
Interest on deposits	13,487	8,537
Other, primarily borrowings	2,585	1,256
Total interest expense	16,072	9,793	64.1%
Net interest income	19,198	17,947	7.0%
Provision for loan losses	1,293	925	39.8%
Net interest income after provision for loan losses	17,905	17,022	5.2%
Noninterest income
Service charges on deposit accounts	2,346	2,204
Other service charges, commissions, and fees	1,152	1,013
Fees from presold mortgages	273	325
Commissions from financial product sales	313	310
Data processing fees	49	36
Securities gains	-	3
Other gains (losses)	(75)	(88)
Total noninterest income	4,058	3,803	6.7%
Noninterest expenses
Personnel expense	7,638	7,096
Occupancy and equipment expense	1,791	1,536
Intangibles amortization	101	73
Other operating expenses	4,340	3,470
Total noninterest expenses	13,870	12,175	13.9%
Income before income taxes	8,093	8,650	(6.4%)
Income taxes	2,949	1,237	138.4%
Net income	$5,144	7,413	(30.6%)

Earnings per share - basic	$0.36	0.52	(30.8%)
Earnings per share - diluted	0.36	0.52	(30.8%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$19,198	17,947
Tax-equivalent adjustment (1)	117	113
Net interest income, tax-equivalent	$19,315	18,060	6.9%

 (1)  This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2006	2005	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$120,694	94,097
Interest on investment securities	6,231	5,660
Other interest income	2,282	1,672
Total interest income	129,207	101,429	27.4%
Interest expense
Interest on deposits	46,032	28,516
Other, primarily borrowings	8,639	4,322
Total interest expense	54,671	32,838	66.5%
Net interest income	74,536	68,591	8.7%
Provision for loan losses	4,923	3,040	61.9%
Net interest income after provision for loan losses	69,613	65,551	6.2%
Noninterest income
Service charges on deposit accounts	8,968	8,537
Other service charges, commissions, and fees	4,578	3,963
Fees from presold mortgages	1,062	1,176
Commissions from financial product sales	1,434	1,307
Data processing fees	162	279
Securities gains	205	5
Other gains (losses)	(2,099)	(263)
Total noninterest income	14,310	15,004	(4.6%)
Noninterest expenses
Personnel expense	30,678	27,975
Occupancy and equipment expense	6,866	6,002
Intangibles amortization	322	290
Other operating expenses	15,332	13,369
Total noninterest expenses	53,198	47,636	11.7%
Income before income taxes	30,725	32,919	(6.7%)
Income taxes	11,423	16,829	(32.1%)
Net income	$19,302	16,090	20.0%

Earnings per share - basic	$1.35	1.14	18.4%
Earnings per share - diluted	1.34	1.12	19.6%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$74,536	68,591
Tax-equivalent adjustment (1)	501	448
Net interest income, tax-equivalent	$75,037	69,039	8.7%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
PERFORMANCE RATIOS (annualized)
Return on average assets	1.01%	1.67%	1.00%	0.94%
Return on average equity	12.20%	19.03%	11.83%	10.39%
Net interest margin - tax equivalent (1)	4.04%	4.37%	4.18%	4.33%
Efficiency ratio - tax equivalent (1) (2)	59.34%	55.69%	59.54%	56.68%
Net charge-offs to average loans	0.19%	0.29%	0.11%	0.14%
Nonperforming assets to total assets (period end)	0.39%	0.17%	0.39%	0.17%

SHARE DATA
Cash dividends declared	$0.19	$0.18	$0.74	$0.70
Stated book value	11.34	10.94	11.34	10.94
Tangible book value	7.76	7.48	7.76	7.48
Common shares outstanding at end of period	14,352,884	14,229,148	14,352,884	14,229,148
Weighted average shares outstanding - basic	14,333,120	14,212,387	14,294,753	14,165,992
Weighted average shares outstanding - diluted	14,465,235	14,385,115	14,435,252	14,360,032
Shareholders’ equity to assets	7.62%	8.65%	7.62%	8.65%

AVERAGE BALANCES (in thousands)
Total assets	$2,030,366	$1,759,279	$1,922,510	$1,709,380
Loans	1,713,803	1,463,468	1,623,188	1,422,419
Earning assets	1,897,442	1,639,823	1,797,191	1,593,554
Deposits	1,679,747	1,493,683	1,599,575	1,460,620
Interest-bearing liabilities	1,632,107	1,392,921	1,537,385	1,359,744
Shareholders’ equity	167,276	154,562	163,193	154,871

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	December 31, 2006	September 30, 2006 (3)	June 30, 2006	March 31, 2006	December 31, 2005 (2)

Net interest income - tax equivalent (1)	$19,315	19,174	18,569	17,979	18,060
Taxable equivalent adjustment (1)	117	133	125	126	113
Net interest income	19,198	19,041	18,444	17,853	17,947
Provision for loan losses	1,293	1,215	1,400	1,015	925
Noninterest income	4,058	2,454	3,844	3,954	3,803
Noninterest expense	13,870	13,535	13,064	12,729	12,175
Income before income taxes	8,093	6,745	7,824	8,063	8,650
Income taxes	2,949	2,373	3,029	3,072	1,237
Net income	5,144	4,372	4,795	4,991	7,413

Earnings per share - basic	0.36	0.31	0.34	0.35	0.52
Earnings per share - diluted	0.36	0.30	0.33	0.35	0.52

(1)   See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)   Net income for the three months ended December 31, 2005 was significantly impacted by the reversal of a portion of a tax loss accrual, amounting to $1,982,000, or $0.14 per share(which decreased income tax expense). This reversal related to a tax loss accrual recorded in the third quarter of 2005 amounting to $6,320,000, or $0.44 per share. This reversal reduced the tax loss accrual to $4,338,000, or $0.30 per share.
(3)   Net income for the three months ended September 30, 2006 was significantly impacted by the write-off loss of a merchant credit card account, which reduced noninterest income by $1,670,000. The after-tax impact was $1.0 million, or $0.07 per diluted share.

First Bancorp and Subsidiaries Financial Summary - Page 4

PERIOD END BALANCES (in thousands)	December 31, 2006	September 30, 2006	December 31, 2005	One Year Change
Assets	$2,136,624	2,078,458	1,801,050	18.6%
Securities	147,182	140,220	127,785	15.2%
Loans	1,740,396	1,696,835	1,482,611	17.4%
Allowance for loan losses	18,947	18,465	15,716	20.6%
Intangible assets	51,394	51,718	49,227	4.4%
Deposits	1,695,679	1,664,902	1,494,577	13.5%
Borrowings	210,013	200,013	100,239	109.5%
Shareholders’ equity	162,705	163,089	155,728	4.5%

	For the Three Months Ended
YIELD INFORMATION	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005

Yield on loans	7.64%	7.54%	7.36%	7.16%	6.99%
Yield on securities - tax equivalent (1)	4.98%	5.13%	5.09%	5.06%	4.82%
Yield on other earning assets	5.82%	5.61%	5.60%	5.12%	4.39%
Yield on all interest earning assets	7.40%	7.32%	7.15%	6.95%	6.74%

Rate on interest bearing deposits	3.65%	3.44%	3.18%	2.88%	2.61%
Rate on other interest bearing liabilities	6.19%	6.17%	5.96%	5.54%	5.30%
Rate on all interest bearing liabilities	3.91%	3.72%	3.44%	3.08%	2.79%

Interest rate spread - tax equivalent (1)	3.49%	3.60%	3.71%	3.87%	3.95%
Net interest margin - tax equivalent (2)	4.04%	4.12%	4.22%	4.33%	4.37%
Average prime rate	8.25%	8.25%	7.90%	7.42%	6.96%

(1)    See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)   Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005

Nonaccrual loans	$6,852	5,170	3,973	3,283	1,640
Restructured loans	10	11	12	12	13
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	6,862	5,181	3,985	3,295	1,653
Other real estate	1,539	1,799	2,024	1,451	1,421
Total nonperforming assets	$8,401	6,980	6,009	4,746	3,074

Net charge-offs to average loans - annualized	0.19%	0.11%	0.09%	0.03%	0.29%
Nonperforming loans to total loans	0.39%	0.31%	0.24%	0.21%	0.11%
Nonperforming assets to total assets	0.39%	0.34%	0.30%	0.25%	0.17%
Allowance for loan losses to total loans	1.09%	1.09%	1.08%	1.07%	1.06%